Exhibit 99.2

Contacts:	Brent Anderson
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Announces Expiration of Early Tender Period, Preliminary Results of

the Tender Offer for 2015 Notes and Notice of Redemption to Holders of 2015 Notes

SCOTTSDALE, Ariz., April 10, 2012 – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced the expiration of the early tender period and preliminary results for the Company’s tender offer to purchase any or all of its outstanding $285 million 6.25% Senior Notes due 2015 (“2015 Notes”). The tender offer was made pursuant to the Company’s Offer to Purchase and Solicitation of Consents, the related consent and letter of transmittal and press release, each dated March 27, 2012, (collectively, the “Tender Offer and Consent Solicitation”), which set forth a more detailed description of the terms.

Based on information provided by the depositary for the Tender Offer and Consent Solicitation, an aggregate principal amount of approximately $259 million of 2015 Notes were validly tendered and not validly withdrawn in the Tender Offer and Consent Solicitation.

Holders of 2015 Notes who validly tendered their 2015 Notes in the Tender Offer and Consent Solicitation as of 12:00 midnight, New York City time on Monday, April 9, 2012 (the “Early Tender & Consent Date”) will receive $1,013 per $1,000 principal amount of 2015 Notes accepted in the Tender Offer and Consent Solicitation.

The tender offer for the 2015 notes will expire at 12:00 midnight, New York City time, on April 23, 2012 (the “Expiration Date”).

Holders of 2015 Notes who validly tender after the Early Tender & Consent Date and at or before the Expiration Date will receive $1,003 per $1,000 principal amount of 2015 Notes accepted in the Tender Offer and Consent Solicitation, which excludes the consent payment of $10 per $1,000 principal amount of 2015 Notes.

Meritage intends to retire the remaining, untendered 2015 Notes through a call for redemption, and has provided notice of such call to the holders of the 2015 Notes.

Payments for the 2015 Notes purchased in the Tender Offer and Consent Solicitation will include accrued and unpaid interest from and including the last interest payment date to, but excluding, the settlement date.

As a result of receiving the consents of at least two-thirds in aggregate principal amount of the outstanding 2015 Notes, Meritage has received the requisite consents and tenders for its 2015 Notes in order to effect all of the proposed amendments to the indenture governing such 2015 Notes (the “2015 Indenture”), which amendments are binding upon the holders of the 2015 Notes that have not been tendered in connection with the Tender Offer and Consent Solicitation. Accordingly, Meritage has executed and delivered a supplemental indenture to the 2015 Indenture.

As previously disclosed in the press releases issued on March 27, 2012, the Tender Offer and Consent Solicitation is part of a series of related financing transactions that also included a private placement of $300 million aggregate principal amount of 7.00% Senior Notes due 2022, which was completed on April 10, 2012.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include Meritage’s intention to redeem all 2015 Notes not tendered in connection with the Tender Offer and Consent Solicitation. Such statements are based upon the current beliefs and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in Meritage Homes Corporation Form 10-K for the year ended December 31, 2011 under the caption “Risk Factors”. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the Company’s stock and note prices may fluctuate significantly. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

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